UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2023

Allakos Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38582	45-4798831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Industrial Road, Suite 500
San Carlos, California		94070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 597-5002

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ALLK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2023, the Board of Directors (the “Board”) of Allakos Inc. (the Company”), upon the recommendation of the Corporate Governance and Nominating Committee of the Board, increased the authorized number of directors on the Board from eight (8) to nine (9) members and appointed Neil Graham, M.D. to the Board and to the Research and Clinical Development Committee of the Board (the “Research and Clinical Development Committee”), effective immediately. Dr. Graham will serve as a Class II director with his term expiring at the Company’s 2026 annual meeting of stockholders, or until his successor is elected and qualified, or until his earlier death, resignation or removal. The Board has determined that Dr. Graham satisfies the applicable independence requirements of the Nasdaq Listing Rules.

There are no arrangements or understandings between Dr. Graham and any other person pursuant to which Dr. Graham was selected as a director. In addition, there are no transactions in which Dr. Graham has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Dr. Graham will receive compensation for his service pursuant to the Company’s outside director compensation policy, as amended by the Board on July 31, 2023 (the “Policy”). This includes an annual cash retainer of $55,000 (paid quarterly in arrears on a prorated basis), consisting of $47,500 per year for service as a non-employee director and $7,500 per year for service as a member of the Research and Clinical Development Committee.

Additionally, as a new non-employee director, Dr. Graham was granted on August 28, 2023, a stock option to purchase 154,786 shares of common stock at an exercise price of $2.83 a share, which vests as to 1/36th of the total number of shares on each monthly anniversary following the commencement of his service as a board member, subject to his continued service to the Company through such vesting dates. Additionally, under the Policy he will be eligible for equity awards on the same terms as other continuing non-employee members of the Board. The Policy provides that on the date of each annual meeting of stockholders, each non-employee director will be automatically granted a stock option to purchase shares of common stock having a fair value of $296,000, which shall vest on the earlier of (i) the one-year anniversary of such grant date or (ii) the date of the Company’s next annual meeting that occurs following such grant date, in each case subject to continued service to the Company through such date. Pursuant to the Policy, the fair value of each grant shall be based on the 30-day moving average prior to the grant date. In the event of a change in control (as defined in the Company’s 2018 Equity Incentive Plan), the stock options will vest in full.

Additionally, the Company entered into an indemnification agreement with Dr. Graham in substantially the same form that the Company has entered into with each of its existing directors.

On August 30, 2023, the Company issued a press release to announce the appointment of Dr. Graham to the Board. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 30, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allakos Inc.

Date:	August 30, 2023	By:	/s/ H. Baird Radford, III
H. Baird Radford, III Chief Financial Officer